                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the registrant [X]

  Filed by a party other than the registrant [_]

  Check the appropriate box:
    [X] Preliminary proxy statement

    [_] Definitive proxy statement

    [_] Definitive additional materials

    [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Magma Power Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              Magma Power Company
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

  Payment of filing fee (Check the appropriate box):
    [_] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
        6(j)(2).

    [X] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

    [_] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
  (2) Aggregate number of securities to which transactions applies:
- --------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
- --------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
  [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:
- --------------------------------------------------------------------------------
  (2) Form, schedule or registration statement no.:
- --------------------------------------------------------------------------------
  (3) Filing party:
- --------------------------------------------------------------------------------
  (4) Date filed:
- --------------------------------------------------------------------------------

                             NOVEMBER 16, 1994

               OPPOSITION SOLICITATION STATEMENT TO STOCKHOLDERS

                                       OF

                              MAGMA POWER COMPANY

  This solicitation (the "Opposition Solicitation") in opposition to the solicitation (the "California Energy Request Solicitation") of requests of the call of a special meeting (the "Special Meeting") of the stockholders of the Company to consider and vote on the "Special Meeting Proposals" described in the Request Solicitation Statement of California Energy Company, Inc. ("California Energy") and CE Acquisition Company, Inc., dated November 4, 1994 under the heading "THE SPECIAL MEETING PROPOSALS", and the request that the record date for the Special Meeting and the date of the Special Meeting be designated by California Energy. The Opposition Soliciation is being made by the Board of Directors of Magma and is first being sent to Magma's shareholders
on or about November   , 1994.

  In the Request Solicitation Statement California Energy has described the Special Meeting Proposals as follows: "(a) that the number of directors on the Company's Board be increased from 11 to 15; (b) that the nominees of [California Energy] identified in [California Energy]'s proxy materials to be distributed in connection with the Special Meeting be elected as directors to fill the four newly created directorships on the Company's Board; (c) that the Bylaws be amended (the "First Bylaw Amendment") to require the affirmative vote of at least 80% of the entire Board of Directors of the Company (irrespective of vacancies) with respect to certain actions outside the ordinary course of business taken or committed to be taken prior to the Company's 1995 Annual Meeting of Stockholders, including issuances of securities, dispositions of assets, taking certain compensation, benefit and employment action, entering into material commitments or contracts, and certain incurrences of debt or liens; and (d) that the Bylaws be amended (the "Second Bylaw Amendment") to render the provisions of the "Control Share Statute, Sections 78.378 through 78.3793, inclusive, of the NGCL, inapplicable to the Offer." In the Request Solicitation Statement California Energy reserved the right to include in the special meeting notice "such other matters as [California Energy] may deem necessary, advisable or appropriate in connection with facilitating consummation of the Offer and the Proposed Merger."

  YOUR BOARD UNANIMOUSLY URGES YOU NOT TO SIGN THE GREEN REQUEST CARD FOR A SPECIAL MEETING SENT TO YOU BY CALIFORNIA ENERGY. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GREEN REQUEST CARD, THE BOARD URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD OPPOSITION CARD.

  YOU HAVE THE RIGHT TO REVOKE ANY GREEN REQUEST CARD YOU MAY HAVE SENT TO CALIFORNIA ENERGY BY SIGNING, DATING AND MAILING THE ENCLOSED GOLD OPPOSITION CARD, WHICH IS RECOMMENDED BY YOUR BOARD OF DIRECTORS.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of revocation cards:

                         GEORGESON & COMPANY INC.

                             WALL STREET PLAZA

                         NEW YORK, NEW YORK 10005

                         TOLL FREE: 1-800-223-2064

  If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a GOLD CARD on your behalf. Please contact the person responsible for your account and give instructions for a GOLD CARD to be voted for you.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  BACKGROUND

  On September 19, 1994, California Energy Company, Inc. delivered to the Company and released publicly an unsolicited letter to Messrs. Pankratz and Boeker in which California Energy made a proposal to acquire the Company for $25 a share in cash and $10 a share in California Energy common stock (the "Initial Proposal").

  On September 19, 1994 Magma issued a press release stating that the Magma Board would consider the Initial Proposal in due course.

  On September 22, 1994, Magma announced its retention of Goldman, Sachs & Co. ("Goldman Sachs") and Shearman & Sterling as its independent financial and legal advisors, respectively, in connection with the Initial Proposal.

  Pursuant to the terms of an engagement letter dated September 26, 1994 entered into in connection with the Initial Proposal, the Company has agreed to pay Goldman Sachs (a) an initial fee of $850,000, (b) a transaction fee in the event of any transaction in which at least 50% of the outstanding shares of Magma common stock are acquired, or all or substantially all of the assets of the Company are transferred, equal to 0.4% of the aggregate value of such transaction up to $35.00 per share, plus 1.666% of the aggregate value of such transaction in excess of $35.00 per share up to $38.00 per share, plus 2.5% of the aggregate value of such transaction in excess of $38.00 per share and (c) a financial advisory fee to the extent no transaction of the type described in clause (b) above has been consummated equal to 0.4% of the market value of the Company's outstanding shares as determined on September 20, 1994, payable in four equal installments due December 31, 1994, March 31, 1995, June 30, 1995 and September 30, 1995, so long as the Company is independent as of any date such payment is due; provided, however, that such financial advisory fee shall equal (i) $850,000 in the event that the Company rejects the California Energy proposal by October 10, 1994, and California Energy subsequently withdraws such proposal on or before the end of the fifth business day following the date of such rejection or (ii) $1,700,000 in the event that the Company rejects the California Energy proposal by October 10, 1994, and California Energy subsequently withdraws such proposal after the fifth business day following such rejection but on or before the end of the fifteenth business day following such rejection. The fees paid pursuant to clauses (a) and (c) above shall be creditable against any fees payable pursuant to clause (b) above. The Company has also agreed to reimburse Goldman Sachs for its out-of-pocket expenses, including all fees and disbursements of counsel, and to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with their engagement, including certain liabilities under the federal securities laws.

  On September 26, 1994, Mr. Sokol sent a second letter to Messrs. Pankratz and Boeker, which reiterated the terms of the Initial Proposal and the threat to proceed with a hostile tender offer.

  On the afternoon of Monday, September 26, 1994, Goldman Sachs contacted Gleacher & Co. Inc. ("Gleacher"), financial advisor to California Energy. Goldman Sachs advised Gleacher that the Magma Board would be meeting on October 2 and 3, 1994 and agreed to a meeting in New York to allow Gleacher and Mr. Sokol to clarify the Initial Proposal on the condition that California Energy not commence a hostile tender offer prior to October 4.

  Representatives of Goldman Sachs met with Mr. Sokol and representatives of Gleacher on Wednesday, September 28, 1994. At this meeting Mr. Sokol and the Gleacher representatives explained their views of the benefits of the Initial Proposal. In addition, they delivered a third letter to Messrs. Pankratz and Boeker, which stated that California Energy would commence a tender offer on Tuesday, October 4, 1994 if the Magma Board did not authorize "meaningful" merger negotiations by the close of business on October 3, 1994.

  At a meeting held on October 2 and 3, 1994, the Magma Board carefully considered the Company's business, financial condition and prospects, the terms and conditions of the Initial Proposal, California Energy's business, financial condition and prospects and other matters, including presentations by the Company's management and financial and legal advisors. The Company's management made detailed presentations regarding, among other things, the Company's business plan and the various strategic initiatives which the Company had undertaken both in the United States and overseas.

  On October 3, 1994, the Magma Board (i) authorized the adoption of a stockholders' rights plan (the "Rights Plan") and an amendment to the Company's Bylaws that eliminated the ability of the Company's stockholders to act by written consent (the "Bylaw Amendment") and (ii) authorized the filing of an action in Nevada state court seeking a declaratory judgment that the Nevada business combination statute would be upheld as valid and that the Magma Board had properly discharged its fiduciary duties in adopting the Rights Plan and the Bylaw Amendment. The Magma Board also authorized Goldman Sachs to meet with representative of Gleacher. This meeting was held on the morning of October 4, 1994. At this meeting Goldman Sachs informed Gleacher that Magma was not for sale and that the value placed on Magma by the Initial Proposal did not remotely reflect the intrinsic value of Magma. Later that day California Energy issued a press release announcing its intention to commence a tender offer for 12,400,000 Shares at a price of $35 net to the seller per Share.

  On October 5, 1994, Mr. Sokol sent another letter to Messrs. Pankratz and Boeker and the other members of the Magma Board in which Mr. Sokol extolled the putative benefits of California Energy's unsolicited tender offer and the virtues of California Energy.

  On October 6, 1994, California Energy commenced an unsolicited tender offer (the "Offer") to purchase 12,400,000 shares of Magma's common stock, par value $0.10 per share (the "Common Stock") at a price of $35.00 net to the seller per share as the first step of a proposed transaction in which the Magma shares not purchased in the Offer would each be converted pursuant to a back-end merger (the "Merger") into the right to receive approximately $15 in cash and California Energy common stock with a nominal value of approximately $20. The Offer and the Merger are collectively referred to herein as the "CE Proposal". California Energy has indicated that the proposed terms of the Merger would include a collar provision providing that (i) if the value of California Energy common stock (as measured during an unspecified period prior to consummation of the Merger) were less than or equal to the lower end of an as yet unspecified collar range, then the number of shares of California Energy common stock to be received in the Merger would be based on the bottom of the range; (ii) if the value of California Energy common stock were within the collar range, then the number of shares of California Energy common stock would be based on such value; and (iii) if the value of California Energy common stock were greater than the top end of the collar range, then the number of shares of California Energy common stock would be based on the top of the range. The effect of these provisions would be to decrease the value of the stock consideration to be received in the Merger if the value of California Energy common stock was below the collar and to increase the value of such stock consideration if such value were above the collar. California Energy has indicated that it intends to establish the collar shortly prior to executing a merger agreement with Magma. In its offer to purchase, California Energy also announced that it had taken preliminary steps to commence a solicitation of requests for the calling of a special meeting of the Company's stockholders at which, among other things, the Magma stockholders would be asked to approve expanding the size of the Company's Board of Directors from 11 to 15 and filling the four new directorships created thereby with nominees of California Energy.

  At a meeting of the Magma Board held on October 10, 1994, the Company's management and Goldman Sachs each reviewed and updated the presentations they had made to the Magma Board at the October 2 and 3, 1994 board meeting. In addition, Goldman Sachs opined to the Magma Board that the consideration provided for in the Offer was inadequate.

  On October 10, 1994, after careful consideration, the Magma Board unanimously determined that the Offer was not in the best interests of Magma stockholders and unanimously recommended that Magma's stockholders reject the Offer and not tender their shares pursuant to the Offer. The Magma Board determined that, based on, among other things, the presentations of the Company's management and Goldman Sachs at the meeting and the Magma Board's knowledge of and familiarity with the Company's businesses, financial condition and future prospects and with California Energy and its management, it is in the best interest of the Company and its stockholders that the Company remain independent and continue to pursue its long-term business strategy.

  In reaching its determinations and recommendations with respect to the Offer, as indicated above, the Magma Board took into account numerous factors discussed at its October 2 and 3, 1994 board meetings and its October 10, 1994 board meeting including, among other things, the following:

    (i) The Magma Board's familiarity with the Company's businesses, financial condition and future prospects and the opportunities that the Company has to reap substantial benefits in the future from the various strategic initiatives which the Company has implemented over the past several years, which benefits should be for Magma and its stockholders, not California Energy.

    (ii) The fact that the Company has been successfully pursuing a carefully structured long-term business plan, and the Board's belief that pursuit of this plan will produce greater long-term value for stockholders than the Offer.

    (iii) California Energy's high degree of leverage, and the even higher degree of leverage contemplated by the Offer for a combined
  Magma/California Energy business.

    (iv) The fact that the CE Proposal is a two-tiered, front-end loaded, highly leveraged and coercive transaction, in that the CE Proposal is intended to intimidate stockholders to tender their Shares to the Offer so as to avoid receiving in the Merger primarily common stock of California Energy, which would (A) be nominally valued at approximately $20 per share,
  (B) be issued by an even more highly leveraged California Energy, and (C) not provide any ongoing protections for holders of those shares.

    (v) The Board's understanding of California Energy's business, financial condition and prospects.

    (vi) The highly conditional nature of the Offer, particularly the conditions requiring (A) California Energy to obtain financing, given that in the Offer to Purchase California Energy can provide no more comfort than its financial advisor's "belief" that its financing will be available on a timely basis, (B) California Energy stockholder approval, given that the Offer to Purchase indicates such approval will not be obtained until mid-November at the earliest, (C) the execution of a friendly merger agreement, given the inadequate price offered, and (D) that no material contractual right of the Company be impaired as a result of the CE Proposal.

    (vii) The opinion of Goldman Sachs that the consideration provided for in the Offer is inadequate.

    (viii) The disruptive effect the Offer, and a subsequent merger, could have on the Company and on the Company's employees, creditors, partners and customers and the communities in which the Company operates.

  The Board also resolved at its October 10, 1994 meeting that the Distribution Date (as defined in the Rights Agreement) shall not occur until the earlier of
(i) such later date as the Board, in its sole discretion, shall fix by resolution adopted prior to the Distribution Date and (ii) the date the Purchaser becomes an Acquiring Person (as defined in the Rights Agreement).

  On October 11, 1994, Magma filed a Solicitation/Recommendation Statement on
Schedule 14D-9 with the Securities and Exchange Commission (the "SEC"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  On October 13, 1994, California Energy filed a preliminary call solicitation statement relating to the California Energy Request Solicitation (the "Request Solicitation Statement").

  On October 21, 1994, California Energy announced that it had revised the Offer (as so revised, the "Revised Offer") so as to offer $38.50 net to the seller per share and the terms of the Merger, which indicated that the remaining shares would each be converted in the Merger into approximately $18.10 in cash and California Energy common stock with a nominal value of approximately $20.40.

  On October 21, 1994, Magma issued a press release urging stockholders to take no action relating to the Revised Offer until the Board had reviewed and made a recommendation with respect to the Revised Offer.

  At a meeting of the Magma Board held on October 28, 1994, the Company's management and Goldman Sachs each reviewed and updated the presentations they had made to the Magma Board at the October 2 and 3, 1994 and October 10, 1994 board meetings. In addition, Goldman Sachs opined to the Magma Board that the consideration provided in the Revised Offer was inadequate.

  At the October 28, 1994 board meeting the Magma Board, after careful consideration, unanimously voted to reject the Revised Offer and unanimously recommended that the Company's stockholders reject the Revised Offer and not tender their shares pursuant to the Revised Offer.

  In reaching its determinations and recommendations with respect to the Revised Offer, as indicated above, the Magma Board took into account numerous factors discussed at its October 28, 1994 board meeting, including, among other things, the following:

    (i) The Magma Board's determination that the consideration reflected in the Revised Offer is inadequate and does not reflect the intrinsic value of Magma. In reaching this conclusion, the Magma Board relied on its familiarity with the Company's business, financial condition, geothermal resources, technologies and future prospects and the opportunities that the Company has to reap substantial benefits in the future from the various strategic initiatives which the Company has implemented over the past several years.

    (ii) Inquiries from various third parties expressing interest in pursuing a possible business combination with the Company.

    (iii) The fact that the CE Proposal, as revised, remains a two-tiered, front-end loaded, highly leveraged and coercive transaction, in that the CE Proposal is intended to intimidate stockholders to tender their shares to the Revised Offer so as to avoid receiving in the Merger primarily common stock of California Energy, which would (A) be nominally valued at approximately $20 per share, (B) be issued by an even more highly leveraged California Energy, and (C) not provide any ongoing protections for holders of those shares.

    (iv) The Board's understanding, based on publicly available information, of California Energy's business, financial condition and prospects, including, without limitation, the degree of California Energy's leverage, California Energy's existing projects, California Energy's geothermal resources and California Energy's announced future projects.

    (v) The highly conditional nature of the Revised Offer, particularly the conditions requiring (A) California Energy to obtain financing, given that, according to the Offer to Purchase, the Credit Suisse financing commitment that California Energy has received is subject to numerous conditions, including execution of a merger agreement and Credit Suisse's satisfaction with its due diligence review of both California Energy and Magma, (B) California Energy stockholder approval, given that the Offer to Purchase indicates such approval will not be obtained until mid-November at the earliest, (C) the execution of a friendly merger agreement, given the inadequate price offered, and (D) that no material contractual right of the Company be impaired as a result of the CE Proposal.

    (vi) The opinion of Goldman Sachs that the consideration provided for in the Revised Offer is inadequate.

    (vii) The adverse effect the Revised Offer, and a subsequent merger, has had, and could continue to have, on the Company and on the Company's employees, creditors, partners and customers and the communities in which the Company operates.

  At its meeting held on October 28, 1994, the Magma Board considered a variety of alternatives to the Revised Offer. After considerable discussion, the Magma Board resolved that it was desirable and in the best interests of the Company and its stockholders to direct the Company's management and financial advisor to explore all available alternatives to further the best interests of Magma stockholders, including remaining independent, conducting discussions with interested parties, including California Energy, concerning possible business combinations, strategic partnerships or equity investments, recapitalizing or restructuring the Company and similar transactions.

  At the Magma Board's October 28, 1994 meeting, the Magma Board determined that if, and when, any discussions or negotiations of the type referred to above (including, without limitation, the provision of confidential information to interested third parties) are underway or undertaken, disclosure with respect to any parties to, furnishing confidential information in connection with, and the possible terms of, any such transactions or proposals might jeopardize the continuation of any discussions or negotiations. Accordingly, the Magma Board adopted a resolution instructing the members of the Magma Board and management not to disclose the possible terms of any such transactions or proposals, or the parties thereto, or the furnishing of confidential information in connection therewith, unless and until a definitive agreement or an agreement in principle relating thereto has been reached.

  After the meeting of the Magma Board on Friday, October 28, 1994, representatives of Magma's financial advisor called a representative of California Energy's financial advisor to inform him that the Magma Board had rejected the Revised Offer and that on the ensuing Monday, Magma would actively commence exploring all available alternatives to further the best interests of Magma stockholders. Magma's representatives suggested that if California Energy was inclined to meaningfully negotiate all aspects of its Revised Offer (including a substantial increase in price), Magma would be available over the weekend to meet with California Energy. California Energy's financial advisor responded that it would be premature to meet at such time.

  On October 31, 1994, the Magma Board announced that it had unanimously voted to reject the Revised Offer and unanimously recommended that Magma's stockholders reject the Revised Offer and not tender their shares pursuant to the Revised Offer.

  The Magma Board also announced that it had authorized Magma management and Goldman Sachs to explore all available alternatives to further the best interests of Magma stockholders, including remaining independent, conducting discussions with interested parties, including California Energy, concerning possible business combinations, strategic partnerships or equity investments, recapitalizing or restructuring the company and similar transactions.

  On November 1, 1994, California Energy filed a revised Request Solicitation Statement and announced that it had extended the expiration date of the Revised Offer until December 2, 1994 and that about 596,580 shares of Common Stock (approximately 2.5% of the outstanding shares of Common Stock) were tendered as of November 1. Mr. Sokol was quoted as follows: ". . . we [California Energy] have put our best offer on the table and we intend to withdraw our acquisition proposal if we have not signed a merger agreement with Magma or received sufficient written requests to call a special meeting by December 2, 1994."

  On or about November 5, 1994 California Energy sent a definitive Request Solicitation Statement to Magma stockholders and filed such statement with the SEC on November 7, 1994.

  On November 7, 1994, Magma issued a statement relating to the status of meetings with interested parties in the following press release:

MAGMA POWER ISSUES STATEMENT ON STATUS OF MEETINGS WITH INTERESTED PARTIES

    San Diego, California, November 7, 1994. . . In response to inquiries regarding a Reuters interview with chief executive officer Ralph W. Boeker about the current status of Magma Power Company's (Nasdaq NNM: MGMA) exploration of alternatives to further the best interests of Magma stockholders, Magma made the following statement:

  At present, we are moving down a number of different paths. Since California Energy announced its unsolicited bid, we and Goldman Sachs & Co. have received a substantial number of inquiries regarding the company, which we began to seriously explore this past week.

  We are now meeting with interested parties and, subject to confidentiality agreements which several parties have signed, are giving them access to confidential information with which they can better analyze the long-term potential of the company. Magma has not received proposals from any of these parties as of this time.

  While we obviously cannot disclose with whom we are meeting, the parties include companies with financial resources greater than California Energy. In addition, Goldman is actively soliciting other potential participants and has also been instructed to explore possible value enhancing transactions other than business combinations.

  Our paramount objective is to achieve the best result for our stockholders. We are not putting a time limit on this pursuit and will not be influenced by artificial deadlines.

  This is a complex effort. We believe that in order to recognize the true value of Magma, a potential partner must sit down with management and study the company from the inside. In addition, many of the interested parties, although knowledgeable about power generation, are new to geothermal. As a consequence, the education process will take some time.

  It is impossible to determine at this time how long this process will take. We also cannot say that ultimately the board of directors will not conclude that independence is the best alternative for shareholders, nor can we guarantee that a transaction will be completed.

  Representatives of Magma provided California Energy with the same form of confidentiality agreement provided to other third parties interested in reviewing confidential information regarding Magma in connection with possible alternative transactions. California Energy refused to sign this agreement and instead provided a signed copy of an agreement that had been modified so as to, among other things, remove the standstill provision.

  In a letter dated November 7, 1994, counsel to Magma provided a signed confidentiality agreement in favor of California Energy (including a three-year standstill provision) and suggested a meeting between California Energy and Magma to discuss California Energy during the week of November 21. In this letter, it was reiterated that Magma would not provide confidential information to California Energy on different terms than those pursuant to which such information was being provided to other interested parties. In a letter dated November 10, 1994 from Mr. Sokol to Mr. Pankratz, the proposed meeting was rejected.

  On November 14, 1994, Magma issued a press release expressing its disappointment in the failure of California Energy to provide Magma access to confidential information regarding California Energy, despite Magma's execution of a confidentiality agreement in California Energy's favor.

                              OPPOSITION PROCEDURE

  In order to oppose the request for the call of the special meeting, a record holder as of November 7, 1994 (the "Record Date") (a "Record Holder") of the Common Stock, should (1) mark the "OPPOSE" box on the enclosed GOLD opposition card, (2) sign and date the GOLD opposition card and (3) mail it to Magma Power Company in the enclosed postage-prepaid envelope. To be effective, the GOLD opposition card must bear the signature of the Record Holder. By executing the GOLD opposition card enclosed herewith, stockholders will revoke any earlier dated green request card solicited by California Energy which they may have signed.

  Only Record Holders are eligible to execute a GOLD opposition card. Persons owning shares of Common Stock through a broker, bank or other financial institution, should contact the person responsible for their account and instruct such person to execute the GOLD opposition card on their behalf. Broker non-votes and abstentions will have the effect of opposing the call of the special meeting (assuming that no opposition or request card is executed).

  IF A GOLD OPPOSITION CARD IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE TREATED AS A VOTE IN OPPOSITION TO THE CALLING OF A SPECIAL MEETING.

CALLING A SPECIAL MEETING

  Pursuant to Article I, Section 2, of Magma's bylaws (the "Bylaws"), the President or Secretary is required to call a special meeting of stockholders upon the request in writing of stockholders owning a majority of the capital stock of the Company issued and outstanding and entitled to vote. According to the Bylaws, each stockholder is entitled to cast one vote for each share of Common Stock held by such person.

  As of October 1, 1994, there were 24,014,714 shares outstanding. Therefore, assuming the number of shares outstanding does not change between October 1, 1994 and the Record Date, in order for California Energy to require the President or Secretary of Magma to call a special meeting, Record Holders owning at least 12,007,358 outstanding shares of Common Stock must request the call of a special meeting.

  In certain of its public statements, California Energy has indicated that it intends to set the record date and meeting date for the special meeting if Record-Holders of a sufficient number of shares request the call of a special meeting. HOWEVER, IN SUCH EVENT, YOUR BOARD OF DIRECTORS WILL SET THE RECORD DATE FOR SUCH SPECIAL MEETING PURSUANT TO ARTICLE IV, SECTION 5 OF THE BYLAWS, AND THE PRESIDENT AND SECRETARY OF MAGMA WILL SET THE DATE FOR SUCH SPECIAL MEETING PURSUANT TO ARTICLE I, SECTION 2 OF THE BYLAWS. Pursuant to the Bylaws, the meeting date would be no more than 60 days and no fewer than 10 days after the call of the meeting and the record date would be no more than 60 days and no longer than 10 days prior to the meeting date.

RECORD DATE

  If you acquired shares of Common Stock after the Record Date without a proxy, you may not execute a opposition card. A Record Holder will retain the right to execute a opposition card in connection with the California Energy Request Solicitation even if such Record Holder sells such shares of Common Stock after the Record Date or tenders such Common Stock pursuant to the California Energy offer.

  An opposition card shall not be valid for more than six months from the date on which such opposition card was executed by the Record Holder.

REVOCATION OF OPPOSITION

  An opposition card executed and delivered by a Record Holder may subsequently be revoked by written notice of revocation to the Company. A revocation may be in any written form validly signed and dated by the Record Holder as long as it clearly states that such Record Holder's opposition card previously given is no longer effective. Any valid revocation delivered to the Company shall supersede any previously dated or undated opposition card.

  Any revocation may be mailed in the enclosed postage paid envelope or delivered to Magma Power Company, c/o Georgeson & Company Inc., Wall Street Plaza, 88 Pine Street, New York, New York 10005.

  If a Record Holder signs, dates and delivers a GOLD opposition card to Magma and thereafter, on one or more occasions, dates, signs and delivers a later-dated GOLD opposition card, the latest dated GOLD opposition card will be controlling as to the instructions indicated therein and supersede such holder's prior opposition as embodied in any previously submitted GOLD opposition cards; provided, however, that any such later-dated GOLD opposition card will be inoperative and of no effect if it is delivered after the date, if any, on which the California Energy Request Solicitation succeeds.

  A Record Holder can revoke a previously executed green request card by signing, dating and returning a GOLD opposition card in the postage paid envelope provided or by delivering it to Magma Power Company, c/o Georgeson & Company Inc., Wall Street Plaza, 88 Pine Street, New York, NY 10005.

                            CERTAIN LITIGATION

MAGMA LITIGATION

  On October 3, 1994, Magma filed a complaint (the "Magma Complaint"), entitled Magma Power Company v. California Energy Company, Inc., Case No CV94-06160, for declaratory relief against California Energy in the Second Judicial District Court for the State of Nevada in and for the County of Washoe. The Magma Complaint seeks declaratory relief seeking to uphold (i) the constitutionality and validity of the Nevada Business Combination Statute and (ii) the Rights Plan and the Bylaw Amendment. On October 5, 1994, this action was removed as of right to the United States District Court for the District of Nevada.

  On October 17, 1994, California Energy filed an Answer and Counterclaims to the Magma Complaint in the United States District Court for the District of Nevada. In its Answer, California Energy denied the material allegations of the Magma Complaint, and denied that Magma is entitled to declaratory relief. In the Counterclaims, California Energy and CE Acquisition Company filed claims for declaratory and injunctive relief against Magma and its board of directors, alleging (1) breach of fiduciary duties by the directors in adopting the Rights Plan, Bylaw Amendment, severance and indemnification agreements for certain executives, and use of the Nevada Business Combination Statute; (2) the unconstitutionality of the Nevada Business Combination Statute; and (3) violations of the federal securities laws allegedly resulting from statements made by Magma on its Schedule 14D-9 regarding the tender offer and proxy solicitation.

  On October 17, 1994, Magma filed an Amended Complaint for Declaratory and Injunctive Relief (the "Amended Complaint") against California Energy. In addition to restating its request for declaratory relief regarding the validity of the Nevada Business Combination Statute and the propriety of its decision to adopt the Rights Plan and Bylaw Amendment, the Amended Complaint alleges that California Energy has violated the federal securities laws by making a host of false and misleading statements in connection with its tender offer and proxy solicitation. Magma further alleges that California Energy has violated the federal securities laws by failing to identify and provide necessary information concerning its co-bidders to acquire Magma. Magma seeks, among other relief, a preliminary and permanent injunction prohibiting California Energy and any and all persons acting on its behalf from proceeding further with the tender offer and proxy solicitation unless and until it provides full, forthright and corrective disclosures of all material facts and Magma's shareholders have had sufficient time and opportunity to digest such information.

  On October 19, 1994, California Energy and CE Acquisition Company filed an Answer to the Amended Complaint and Amended Counterclaims against Magma and its board of its directors, in which they denied the material allegations of the Amended Complaint, and denied that Magma is entitled to declaratory or injunctive relief. In the Amended Counterclaims, California Energy and CE Acquisition Company filed claims for declaratory and injunctive relief against Magma and its board of directors, alleging (1) breach of fiduciary duties by the directors in adopting the Rights Plan, Bylaw Amendment, severance and indemnification agreements for certain executives, and use of the Nevada Business Combination Statute; (2) the unconstitutionality of the Nevada Business Combination Statute; and (3) violation of the federal securities laws allegedly resulting from statements made by Magma on its Schedule 14D-9 and amendments filed thereto regarding the tender offer and proxy solicitation.

  On October 25, 1994, California Energy and CE Acquisition Company filed their Answer to Amended Complaint and Second Amended Counterclaims against Magma and its board of directors, in which they (i) repeated their denials of the material allegations of the Amended Complaint and their denials that Magma is entitled to declaratory or injunctive relief, (ii) reasserted factual allegations and claims for declaratory and injunctive relief set forth in their earlier Amended Counterclaims, and (iii) added further allegations concerning
(A) the increase in consideration offered by California Energy to effect the acquisition, to $38.50 per share (consisting of $28.50 per share in cash and $10.00 per share of California Energy stock) and (B) violations of federal securities laws and breaches of fiduciary duties allegedly arising from Magma's October 21, 1994 announcement of the termination of an energy development project in Indonesia caused by the pendency of California Energy's offer and other alleged efforts by Magma to permit unidentified international joint venture partners to withdraw from unidentified projects in the event that California Energy's offer is successful.

  On November 3, 1994, California Energy and CE Acquisition Company filed their Answer to Amended Complaint and Third Amended Counterclaims against Magma and its board of directors which, among other things, seeks a ruling that the Control Share Statute does not apply to the Offer.

HOLT ACTION

  On October 14, 1994, Ben Holt ("Mr. Holt"), a director of California Energy, filed a Complaint and Motion for Preliminary Injunctive Relief against Magma in the Second Judicial District Court for the State of Nevada, County of Washoe, seeking to compel Magma to provide Mr. Holt with its shareholder list pursuant to Nevada Revised Statute Section 78.105(3) ("the Holt Action").

  On October 18, 1994, Magma filed its Opposition to the Holt Action ("Magma's Opposition"), contending that: (1) Mr. Holt cannot demonstrate entitlement to injunctive relief because Magma is complying with both the federal tender offer and proxy rules by mailing to its shareholders all tender offer and proxy materials furnished by Californian Energy; (2) Mr. Holt, as a director of California Energy, is not entitled to inspect Magma's shareholder list under Nevada law; (3) that California Energy is the real party in interest, thus requiring the Holt Action to be brought as a compulsory counterclaim in the action pending in the United States District Court for the District of Nevada entitled Magma Power Co. v. California Energy Company, Inc., et al., No. CV-94-00719-DWH.

  On October 25, 1994, the court entered an Order Granting Motion for Access to Shareholder Information.

OTHER STOCKHOLDER LITIGATION

  On September 20, 1994, a purported class action complaint (the "California Complaint") entitled William Steiner, et al. v. Paul M. Pankratz, et al., Case No. 680986, was filed against the Company and its directors in the Superior Court of the State of California in and for the County of San Diego, alleging, among other things, that the Company's stockholders have been deprived of the opportunity to fully realize the benefits of their investment in the Company as a result of the directors' refusal to properly consider the Initial Proposal, which actions are alleged to constitute unfair dealing and a breach of fiduciary duty. As relief, the complaint seeks an order directing the Company's directors to carry out their fiduciary duties to the Company's stockholders by cooperating fully with California Energy or any other entity making a bona fide offer for the Company, as well as damages and costs. Plaintiff's counsel has agreed to dismiss or stay the California Complaint without prejudice.

  On October 4, 1994, a purported class action complaint (the "Nevada Complaint" and, together with the California Complaint, the "Complaints") entitled Charles Miller, et al. v. Magma Power Company, et al., case No. CV94-06187, was filed against the Company, its directors and Dow in the Second Judicial District Court of the State of Nevada in and for the County of Washoe, alleging, among other things, that the defendants' unwillingness to seriously consider California Energy's proposal to acquire the Company and its adoption of the Rights Plan and Bylaw Amendment, among other things, constitute breaches of the fiduciary duty owed to the Company's stockholders. As relief, the complaint seeks a declaration that defendants have breached their fiduciary duties, an order directing the defendants to fairly evaluate alternatives designed to maximize value for the Company's stockholders, and an injunction with respect to the implementation of the Rights Plan or other defensive measures, as well as damages and costs. On November 2, 1994, the Nevada Complaint may dismissed without prejudice.

  On October 28, a purported class action complaint (the "Nevada Federal Complaint") entitled William Steiner and Charles Miller, et al. v. Magma Power Company, et al., Case No. CV-N-94-773, was filed against the Company, its directors and Dow in the United States District Court for the District of Nevada. On November 2, 1994, the Nevada Complaint was dismissed without prejudice. The Nevada Federal Complaint alleges that the Company's directors have breached, and are continuing to breach, their fiduciary duties to the Company's shareholders by failing to take all reasonable steps in the face of the Initial Proposal, the Offer and the Revised Offer. The Nevada Federal Complaint also alleges that the Company has violated Section 14(d) and 14(e) of the Exchange Act by making false and misleading statements and omissions in its
Schedule 14D-9 filed with the SEC in connection with the Offer and the Revised Offer. The Nevada Federal Complaint seeks an order directing the Company's directors to carry out their fiduciary duties to the Company's shareholders, damages and costs, including attorneys and experts' fees, and other equitable relief.

                      SOLICITATION EXPENSES AND PROCEDURES

  The entire expense of preparing, assembling, printing and mailing the Opposition Solicitation and the accompanying form of GOLD opposition card, and the cost of soliciting GOLD opposition cards, will be borne by the Company. Magma estimates that a total of $240,000 will be spent in connection with the
solicitation of stockholders, of which approximately $      has been expended
to date.

  In addition to the use of the mails, GOLD opposition cards may be solicited by certain officers and directors of the Company by telephone, facsimile, telegraph and personal interviews, for which no compensation will be paid to such individuals. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material to the customers for whom they hold shares of Common Stock, and the Company will reimburse them for their reasonable out-of-pocket expenses.

  The Company has retained Georgeson & Company Inc. ("Georgeson") for advisory and Opposition Solicitation services, as well as its information agent, for which Georgeson will be paid reasonable and customary compensation and will be reimbursed for certain reasonable out-of-pocket expenses. The Company has also agreed to indemnify Georgeson against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Georgeson, with the aid of approximately 25 of its employees, will solicit GOLD opposition cards from individuals, brokers, bank nominees and other institutional holders. The Company estimates that the total amount of fees and expenses payable to Georgeson in connection with the Opposition Solicitation will be approximately $75,000.

  The Company will not pay any fees or commissions to any broker or dealer or other person (other than Georgeson) for soliciting GOLD opposition cards pursuant to the Opposition Solicitation. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

                             STOCKHOLDER PROPOSALS

  Any Magma stockholder who wishes to submit a proposal for presentation at the 1995 Annual Meeting of Stockholders must submit the proposal to Magma Power Company, 4365 Executive Drive, Suite 900, San Diego, CA 92121, Attention:
Secretary, not later than January 11, 1995, for inclusion, if appropriate, in the Company's proxy statement and the form of proxy relating to the 1995 Annual Meeting.

                            STOCKHOLDER NOMINATIONS

  Stockholders of the Company may nominate candidates to be elected to the Board of Directors at an annual or special meeting of stockholders provided that any such stockholder (a) is a stockholder of record on the date of giving notice of such nomination and on the record date for the determination of stockholders entitled to vote at such meeting and (b) gives timely notice of such nomination in proper written form to the Secretary of the Company.

  To be timely, in the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder's notice to the Company's Secretary must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,
(iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

                                   SCHEDULE I

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND PARTICIPANTS

  The following table sets forth, as of October 1, 1994, the name and address, the total number of shares (if any) of Common Stock beneficially owned (as defined in Rule 13d-3 under the 1934 Act), and the percentage of the outstanding shares of the Common Stock so owned (i) by each person who is known to the Company to own beneficially 5% or more of the outstanding shares of the Common Stock, (ii) by each director of the Board, (iii) by the Company's Chief Executive Officer and each of its executive officers and (iv) by all directors and executive officers as a group. All directors and executive officers of the Company may be deemed to be "participants" (as defined in Instruction 3 to Item 4 of Rule 14a-101 of the Exchange Act) in this Opposition Solicitation.

                                                  AMOUNT AND
                                                  NATURE OF
                                                  BENEFICIAL     PERCENTAGE OF
    NAME AND ADDRESS OF BENEFICIAL OWNERS(1)     OWNERSHIP(2)      CLASS(3)
    ----------------------------------------     ------------    -------------
The Dow Chemical Company........................  5,032,430(4)       21.0%
  2030 Dow Center
  Midland, Michigan 48674
B. C. McCabe Foundation.........................  2,752,641(5)       11.5%
  7624 S. Painter Ave., Suite A
  Whittier, CA 90602-2313
Firstar Investment Research & Management
 Company........................................  1,975,500           8.2%
  777 E. Wisconsin Avenue
  Milwaukee, WI 53202
James D. Shepard................................    221,134(6)          *
Paul M. Pankratz................................    114,100(7)          *
Ralph W. Boeker.................................     50,000(8)          *
Jon R. Peele....................................     32,000(9)          *
Wallace C. Dieckmann............................     19,859(10)         *
Thomas C. Hinrichs..............................     17,618(11)         *
Kenneth J. Kerr.................................     16,000(12)         *
Trond Aschehoug.................................     15,450(13)         *
Louis A. Simpson................................     10,819(14)         *
John D. Roach...................................      2,250(15)         *
Lester L. Coleman...............................        819(16)         *
Roger L. Kesseler...............................        200             *
Directors and executive officers as a group
 (15 persons)...................................    500,249(17)       2.1%(18)

- --------
* Represents less than one percent.

 (1) Except as otherwise indicated, the address of each of the person named below is c/o Magma Power Company, 4365 Executive Drive, Suite 900, San Diego, California 92121.

 (2) For purposes of this table, a person is deemed to have "beneficial ownership" of (i) any security which such person has the right to acquire within 60 days after October 1, 1994, (ii) any security which is held by such person's spouse or other immediate family member sharing such person's household, (iii) securities held in certain trusts, partnerships and other legal entities affiliated with such person, and (iv) individual retirement accounts of such person. Beneficial ownership has been disclaimed by certain of the named persons with respect to certain of such shareholdings. The amounts set forth under this column exclude shares held for the benefit of the named person in the Magma 401(k) Plan. All information with respect to the beneficial ownership of the shares referred to in this table is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to the Company by such beneficial owners.

 (3) Unless otherwise noted, the number of shares of Common Stock outstanding for this purpose is 24,014,714.

 (4) Includes 4,000,005 shares which were placed in escrow, pursuant to an escrow agreement dated April 1, 1991 between The Dow Chemical Company, a Delaware corporation ("Dow"), and Morgan Guaranty Trust Company of New York, as Escrow Agent, for delivery upon exchanges of $150,000,000 aggregate principal amount of 5 3/4% Subordinated Exchangeable Notes Due 2001 of Dow (the "Notes"). The Notes are exchangeable at any time into shares of Common Stock at an exchange rate of 26.6667 shares per $1,000 principal amount of Notes. Dow retains the right to vote the shares placed in escrow.

 (5) Does not include shares held by Mr. Shepard, a director of the Company, who is a co-trustee of the B. C. McCabe Foundation.

 (6) Does not include shares owned by the B. C. McCabe Foundation for which Mr. Shepard is a co-trustee, and with regard to which beneficial ownership is disclaimed.

 (7) Includes Mr. Pankratz's options to purchase 114,000 shares of Common
     Stock.

 (8) Includes 3,000 shares of deferred stock which are subject to vesting requirements based on continuing employment and are not entitled to vote or receive dividends until vested. Also includes Mr. Boeker's options to purchase 45,000 shares of Common Stock.

 (9) Includes 4,500 shares of deferred stock subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends on until vested. Also includes Mr. Peele's options to purchase 27,500 shares of Common Stock.

(10) Includes 6,000 shares of deferred stock subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends on until vested. Also includesMr. Dieckmann's options to purchase 13,859 shares of Common Stock.

(11) Includes 6,000 shares of deferred stock subject to vesting requirements based on continuing employment, and which the holder is not entitled to vote or receive dividends or until vested. Also includesMr. Hinrichs' options to purchase 5,750 shares of Common Stock.

(12) Includes 10,000 shares of deferred stock subject to vesting requirements based on continuing employment. The holder of such deferred stock is not entitled to vote such shares or receive dividends until vested. Also includes Mr. Kerr's options to purchase 5,000 shares of Common Stock.

(13) Includes 8,600 shares of deferred stock subject to vesting requirements based on continuing employment, and which the holder's not entitled to vote or receive dividends on until vested. Also includesMr. Aschehoug's options to purchase 6,000 shares of Common Stock.

(14) Includes Mr. Simpson's options to purchase 819 shares of Common Stock.

(15) Includes Mr. Roach's options to purchase 1,250 shares of Common Stock.

(16) Includes Mr. Coleman's options to purchase 819 shares of Common Stock.

(17) Includes 38,100 shares of deferred stock held by all directors and officers as a group. Also includes options to purchase 219,998 shares of Common Stock held by all directors and executive officers as a group. Does not include shares held by Dow, which is the employer of directors Knee, Kesseler and Reinhard.

(18) Includes the 38,100 shares of deferred stock and the options to purchase 219,998 shares of Common Stock referred to in Note 14 above. The number of outstanding shares of Common Stock for this purpose is 24,272,812.

OTHER INTERESTS OF PARTICIPANTS

  Except as set forth above, no participant in the Opposition Solicitation has any substantial interest, direct or indirect, in this Opposition Solicitation or the Special Meeting Proposals. No participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Magma. Except as disclosed in Schedules III and IV, no participants or associates of the foregoing have any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or its affiliates may be a party.

COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

  Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and any persons who are beneficial owners of more than 10 percent of the Common Stock to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for such reports have been established and the Company is required to disclose in this Opposition Statement any failure to file such reports by such dates during 1993. All of such filing requirements were satisfied during such period.

PURCHASES AND SALES OF COMPANY SECURITIES

  Set forth below is a summary of the securities of the Company purchased or sold within the past two years by each of the participants (as defined by Rule 14a-101 of the 1934 Act) in the Opposition Solicitation.

      INDIVIDUAL                          SECURITIES ACTIVITY
      ----------                          -------------------
 Trond Aschehoug...... Sold 150 shares of Common Stock on March 22, 1993.
 Ralph W. Boeker......                             *
 Lester L. Coleman....                             *

 Wallace C. Dieckmann. Purchased and sold 5,000 shares of Common Stock on
                        January 31, 1994.
                       Purchased and sold 4,000 shares of Common Stock on
                        February 19, 1993.
 Thomas C. Hinrichs... Purchased and sold 4,292 shares of Common Stock on March
                        17, 1993.
 Roger L. Kesseler....                             *
 Kenneth J. Kerr......                             *
 William R. Knee......                             *
 Paul M. Pankratz..... Sold 5,500 shares of Common Stock on October 27, 1993.
 Jon R. Peele......... Purchased 5,000 shares of Common Stock on March 24,
                        1994.
                       Purchased and sold 5,000 shares of Common Stock on
                        January 31, 1994.
                       Purchased and sold 5,000 shares of Common Stock on March
                        23, 1993.
                       Purchased and sold 15,000 shares of Common Stock on
                        March 17, 1993.
                       Purchased and sold 6,000 shares of Common Stock on
                        February 18, 1993.
 Bent Petersen........                             *
 J. Pedro Reinhard....                             *
 John D. Roach........ Purchased 700 shares of Common Stock on February 24,
                        1994.
 James D. Shepard..... Sold 20,000 shares of Common Stock on November 8, 1993.
                       Purchased 5,000 shares of Common Stock on August 9,
                        1993.
                       Sold 20,000 shares of Common Stock on February 17, 1993.
 Louis A. Simpson..... Purchased 6,500 shares of Common Stock on April 4, 1994.
                       Purchased 3,500 shares of Common Stock on March 31,
                        1994.

- --------

* No activity to report.

                                  SCHEDULE II

                        DIRECTORS AND EXECUTIVE OFFICERS

BOARD BIOGRAPHICAL INFORMATION

  Set forth below are the ages (as of the Record Date) and biographical information for each member of the Board.

  Ralph W. Boeker, 60, was elected President and director of the Company effective March 1, 1993. On January 11, 1994, Mr. Boeker was named CEO of the Company. Mr. Boeker retired from Dow as ofMarch 1, 1993, where he had been employed since 1959, most recently as Group Vice President for Chemicals, Performance Products and Hydrocarbons and as a member of the Operating Board of Dow Chemical U.S.A., an operating unit of Dow, and the Dow Management Committee.

  Lester L. Coleman, 51, was elected to the Board of the Company on March 30, 1994. Mr. Coleman is Executive Vice President and General Counsel for Halliburton Company where he has worked in various capacities since 1983. Halliburton Company is an oil field services company, located at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, TX 75201. Prior employment included Vice President and General Counsel for Pickands Mather & Company, an iron ore and coal mining and transport company formerly headquartered in Cleveland, Ohio where he worked for five years, and 10 years of private law practice with Arter & Hadden, Cleveland where he served as a partner.

  Thomas C. Hinrichs, 60, has been a director of the Company since 1981. He has been employed by the Company in various senior management positions since 1974, and was named a Vice President of the Company in March 1987.

  Roger L. Kesseler, 58, was elected a director of the Company on November 6, 1991. Mr. Kesseler has been employed by Dow since 1959. For more than the last five years he has served as the Controller and a Vice President of Dow. Mr. Kesseler is also a member of the Board of Directors of Univar Corporation, a publicly traded, Kirkland, Washington-based chemical distribution company.

  William R. Knee, 48, was elected a director of the Company on February 22, 1989. Mr. Knee has been employed by Dow in various management capacities since 1968, most recently as Director of Technology Centers for Dow.

  Paul M. Pankratz, 62, was elected Chairman of the Board, President and Chief Executive Officer effective February 1, 1992, and relinquished to Mr. Boeker the titles of President in March 1993 and CEO inJanuary 1994. Mr. Pankratz remains as Chairman of the Board. He joined Magma upon retirement from Dow, where he had been employed in various capacities since 1957, most recently as Vice President, Corporate Products Department. He has served as a director of the Company since 1984.

  Bent Petersen, 47, was elected a director of the Company in 1990. Prior to 1990 he was the managing partner of the San Diego office of the accounting firm of Coopers & Lybrand. Coopers & Lybrand has acted as the Company's independent public accountants since 1981. Since his retirement from Coopers & Lybrand in 1990, Mr. Petersen has been a private investor and independent businessman. In 1994, he established and currently acts as President of Petersen Enterprises, Inc., a franchise development company, located at432 East Idaho No. 419, Kalispell, MT 59901.

  J. Pedro Reinhard, 49, was elected a director of the Company on June 18, 1992. Mr. Reinhard has been employed by Dow since 1970. For more than the last five years he has served as Treasurer of Dow and was also named a Vice President of Dow in October 1990.

  John D. Roach, 50, was elected a director of the Company on January 11, 1994. Since 1991, Mr. Roach has been employed as Chairman, President and CEO of Fibreboard Corporation, a publicly traded building products company, located at 2121 N. California Blvd., Suite 560, Walnut Creek, CA 94576. From 1987 to 1991 Mr. Roach was employed in a variety of capacities by Manville Corporation, a leading industrial products company based in Walnut Creek, California, most recently as Executive Vice President of Manville.

  James D. Shepard, 56, has been a director of the Company since 1981. He was Vice President--Finance and Treasurer of the Company from May 1981 until March 1987. Since 1988, he has been co-trustee of the B. C. McCabe Living Trust and the B. C. McCabe Foundation. Mr. Shepard is a shareholder relations consultant to the Company.

  Louis A. Simpson, 57, was elected a director of the Company on March 30, 1994. Mr. Simpson is President and CEO of Capital Operations (investments), GEICO Corporation where he has worked in various capacities since 1979. GEICO Corporation is an insurance company located at GEICO Plaza, Washington DC 20076. Mr. Simpson also serves on the board of GEICO Corporation, Potomac Electric Power Company and Salomon, Inc. Salomon Brothers Inc., a subsidiary of Salomon Inc., provided financial advisory and underwriting services to Magma for the financing of the Company's proposed 216 MW (net) geothermal electric generating facility on the island of Leyte in the Republic of the Philippines.

BOARD COMMITTEES AND MEETINGS

  As of the Record Date, the six regularly constituted committees of the Board were: (1) the Audit Committee, which is comprised of Messrs. Kesseler, Petersen and Roach; (2) the Compensation Committee which is comprised of Messrs. Kesseler, Pankratz, Roach, and Shepard (with Messrs. Roach and Shepard comprising an Option sub-Committee of the Compensation Committee); (3) the Environmental, Health and Safety Committee, which is comprised of Messrs. Hinrichs, Pankratz and Knee; (4) the Executive Committee, which is comprised of Messrs. Boeker and Pankratz; (5) the Finance Committee, which is comprised of Messrs. Boeker, Coleman, Reinhard and Simpson; and (6) the Nomination Committee, which is comprised of Messrs. Boeker and Pankratz.

  The Audit Committee monitors the Company's basic accounting policies, reviews the Company's audit and management reports, reviews the Company's systems for internal control, monitors compliance with the Company's code of conduct and the Foreign Corrupt Practices Act, and makes recommendations regarding the appointment of independent auditors. The Compensation Committee establishes salaries and other compensation for directors, executive officers and management level officers of the Company. The Compensation Committee also reviews all employee compensation programs including approval of merit budgets, establishment of short and long-term incentive plans, benefits, and compliance with 1934 Act reporting of Executive Compensation in the Company's proxy. The Option sub-committee of the Compensation Committee administers the stock incentive programs of the Company with full power for all grants and awards under the 1987 Stock Option Plan and under the 1994 Equity Participation Plan. The Environmental, Health and Safety Committee oversees the environmental compliance and other environmental, health and safety policies and programs of the Company. The Executive Committee has broad discretionary authority to make all executive decisions which are not expressly reserved to the Board by resolution or otherwise. The Finance Committee, established in April 1994, oversees the financial affairs of the Company and makes recommendations to the Board as to financial policies formulated by management of the Company. The Nomination Committee recommends nominees for election as directors, officers and members of committees, and also from time to time makes recommendations concerning enlarging or reducing the size of the Board.

  As of December 31, 1993, the six regularly constituted committees of the Board were: (1) the Audit Committee, which was comprised of Messrs. Kesseler and Petersen; (2) the Compensation Committee, which was comprised of Messrs. Kesseler, Petersen and Shepard; (3) the Environmental, Health and Safety Committee, which was comprised of Messrs. Knee and Hinrichs; (4) the Executive Committee, which was comprised of Messrs. Boeker and Pankratz; (5) the Nomination Committee which was comprised of Messrs. Boeker and Pankratz; and (6) the Stock Option Committee, which was comprised of Messrs. Petersen and Shepard.

  During 1993 (a) the Board met nine times (including regularly scheduled, special and telephonic meetings); (b) the Audit Committee met three times; (c) the Compensation Committee met four times; (d) the Environmental, Health and Safety Committee met three times; (e) the Executive Committee took action once by unanimous written consent; (f) the Nomination Committee took action once by unanimous written consent; (g) the Stock Option Committee met four times; and
(h) a Special Independent Committee met twice. Each incumbent director who was a director during 1993 attended more than 75% of the Board meetings and meetings of standing committees of which he was a member.

COMPENSATION OF DIRECTORS

  Directors of the Company may be reimbursed for necessary expenses incurred in connection with their attendance at Board and committee meetings. Each "outside" director receives a $15,000 annual fee, $1,500 for each Board meeting he attends, and $750 for each committee meeting he attends (if such committee meeting is not held the same day as a Board meeting). The members of the Board deemed to be "outside" directors for this purpose (since they are neither employed by the Company nor affiliated with a major stockholder of the Company) are currently Messrs. Coleman, Petersen, Roach and Simpson.

  On December 3, 1993, concurrent with Mr. Arnold L. Johnson's resignation from the Board, the Company accelerated the remaining payments he otherwise would have received in 1994 under the agreement Mr. Johnson and the Company entered into in connection with Mr. Johnson's resignation as an officer of the Company in June 1991 (the "June 1991 Agreement"). Such accelerated payment to satisfy the Company's obligations to Mr. Johnson under the June 1991 Agreement amounted to approximately $1,164,000, which included a cash payment for Mr. Johnson's supplemental benefit plan accounts. Mr. Shepard receives an annual payment of $15,000 for serving as a shareholder relations consultant to the Company.

FAMILY RELATIONSHIPS

  There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer and any other director, executive officer or person nominated or chosen to become a director or executive officer of the Company.

                               EXECUTIVE OFFICERS

  Executive officers serve at the discretion of the Board. Each executive officer serves until such officer's respective successor is elected and has been qualified, or until such officer's earlier death, resignation or removal. Executive officers are elected by the Board annually at its first meeting following the Annual Meeting of Stockholders. Set forth below are the ages (as of the Record Date) and biographical information for each executive officer of the Company who is not a director.

  Jon R. Peele, 51, joined the Company in March 1987 as Secretary and General Counsel. He was also named a Vice President of the Company in February 1988, a Senior Vice President in February 1990 and Executive Vice President in March 1993. He was Senior Staff Counsel in Dow's Legal Department from 1983 through May 1988.

  Wallace C. Dieckmann, 51, joined the Company in June 1988 as Vice President and Controller, and was also named Treasurer and Assistant Secretary on June 15, 1990. Mr. Dieckmann relinquished the controller position and title when he was named Chief Financial Officer in June 1993.

  Trond Aschehoug, 51, became Director of Operations for the Company and President of Magma Operating Company in May 1992 under an employment agreement between the Company, Dow and Mr. Aschehoug, wherein the Company reimbursed Dow for Mr. Aschehoug's direct and indirect compensation and paid certain relocation expenses. On June 15, 1993, Mr. Aschehoug was named Vice President, North American Operations, and on July 1, 1993 became an employee of the Company. Prior to joining the Company, Mr. Aschehoug spent 25 years with Dow, most recently as Section Manager having responsibility for multiple operating units.

  Kenneth J. Kerr, 50, joined Magma in June 1993 as Senior Vice President, Commercial Development and became an executive officer of the Company in April 1994. Mr. Kerr is currently an employee of Dow. Mr. Kerr, the Company, and Dow entered into an employment contract dated March 12, 1993 wherein the Company reimburses Dow for direct and indirect compensation expenses until approximately July 1, 1997, at which time Mr. Kerr will retire from Dow and become an employee of the Company. Prior to June 1993, Mr. Kerr spent 28 years with Dow, where he most recently was Commercial Vice President, Plastics for Dow's Pacific Area, residing in Tokyo.

                                  SCHEDULE III

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table presents information about compensation awarded over the Company's last three fiscal years to Mr. Pankratz and the Company's other four most highly compensated executive officers as of December 31, 1993.

                                                 ANNUAL
                                              COMPENSATION       LONG-TERM COMPENSATION AWARDS
                                            ----------------- ---------------------------------------
                                                                           RESTRICTED     SECURITIES
                                                              OTHER ANNUAL   STOCK        UNDERLYING   ALL OTHER
  NAME AND PRINCIPAL                         SALARY   BONUS   COMPENSATION   AWARDS      OPTIONS/SARS COMPENSATION
       POSITION                        YEAR    ($)    ($)(1)     ($)(2)      ($)(3)         (#)(4)       ($)(5)
  ------------------                   ---- -------- -------- ------------ ----------    ------------ ------------
Paul M. Pankratz(6)(7)...............  1993 $263,250 $389,688     --             --         48,000      $ 69,226
 Chairman of the Board of              1992  229,166  202,500     --             --         66,000(8)    142,967(9)
 Directors                             1991      N/A      N/A     N/A            N/A           N/A           N/A
Ralph W. Boeker(6)(10)...............  1993  206,731  289,688     --        $167,500(11)    65,000       453,309(12)
 President and Chief Executive         1992      N/A      N/A     N/A            N/A           N/A           N/A
 Officer                               1991      N/A      N/A     N/A            N/A           N/A           N/A
Jon R. Peele.........................  1993  153,346  125,531     --             N/A         7,500        31,760
 Executive Vice President,             1992  145,000   87,750     --             --         30,000        26,305
 Secretary, General Counsel            1991  138,439   90,000     --             --         15,000           --
Trond Aschehoug (13).................  1993  139,356   86,906     --         $65,625(14)         0        17,554
 Vice President & Director of North    1992      N/A      N/A     N/A            N/A           N/A           N/A
 American Operations                   1991      N/A      N/A     N/A            N/A           N/A           N/A
Wallace C. Dieckmann.................  1993  119,563   67,594     --             N/A             0        24,153
 Vice President & Chief                1992  108,500   40,500     --             --         11,600        15,371
 Financial Officer                     1991  104,834   30,000     --             --          3,500           --

- --------
 (1) Cash bonuses are paid to executive officers of the Company based upon their individual contribution to the Company and the Company's overall financial performance. A portion of the bonuses for 1993 were paid in the fourth quarter of 1993, and the balance was paid in the first quarter of 1994.

 (2) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not, during 1993, exceed the lesser of $50,000 or 10% of annual salary and bonus for the respective individuals named in the Summary Compensation Table.

 (3) Company Deferred Stock is subject to vesting based on continuing employment, and the holder of such Deferred Stock is not entitled to vote or receive dividends until such Deferred Stock is vested. The grant date value shown may overstate the value of Deferred Stock because it does not take into account the negative effect of the lack of transferability, vesting restrictions and potential loss of the Deferred Stock upon termination of employment. This table excludes shares of Company Deferred Stock which were granted to Messrs. Peele, Aschehoug and Dieckmann under the 1994 Equity Participation Plan.

 (4) There are currently no SARs outstanding.

 (5) Represents amounts allocated by the Company for the accounts of the named individuals to the Company Benefit Plans (as defined below) in 1993 as follows:

                                               EMPLOYEE
                                              RETIREMENT EMPLOYEES'  EXECUTIVE
                                               SAVINGS    PENSION   SUPPLEMENTAL
                       NAME                      PLAN       PLAN        PLAN
                       ----                   ---------- ---------- ------------
      Paul M. Pankratz.......................   $6,855    $14,043     $48,328
      Ralph W. Boeker........................    4,400     14,150      29,901
      Jon R. Peele...........................    6,855     14,043      10,862
      Trond Aschehoug........................    5,096      8,903       3,555
      Wallace C. Dieckmann...................    6,716     13,311       4,126

 (6) Prior to January 11, 1994, Mr. Pankratz served as Chairman and CEO and Mr. Boeker served in the capacity of President.
 (7) Mr. Pankratz joined the Company as of February 1, 1992.

 (8) Includes 30,000 options granted to Mr. Pankratz in conjunction with his initial employment by the Company.

 (9) Includes the fair market value on the grant date ($98,750) of 5,000 shares of Company Common Stock awarded to Mr. Pankratz, without restrictions, in conjunction with his initial employment by the Company.

(10) Mr. Boeker joined the Company on March 1, 1993.

(11) Represents the value on the grant date of 5,000 shares of Company Deferred Stock granted in conjunction with Mr. Boeker's initial employment by the Company on March 1, 1993.

(12) Includes $404,858 associated with Mr. Boeker's relocation to Southern California from Midland, Michigan.

(13) Includes amounts paid to Dow for Mr. Aschehoug as a "leased employee" from Dow. Mr. Aschehoug became an employee of the Company on July 1, 1993. Excludes options granted to Mr. Aschehoug prior to his becoming an employee of the Company.

(14) Represents the value on the grant date of 2,100 shares of Company Deferred Stock granted to Mr. Aschehoug in conjunction with his employment on July 1, 1993.

OPTION GRANT TABLE

  The following table presents information about options granted to Mr. Pankratz and to the Company's four other most highly compensated executive officers as of December 31, 1993.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR(/1/)

                                                                                 GRANT DATE
                                                                                  PRESENT
                              INDIVIDUAL GRANTS                                    VALUE
- -------------------------------------------------------------------------------- ----------
                         NUMBER OF
                         SECURITIES   % OF TOTAL
                         UNDERLYING  OPTIONS/SARS             GRANT
                          OPTIONS/    GRANTED TO  EXERCISE    DATE
                            SARS         ALL      OR BASE    MARKET              GRANT DATE
                          GRANTED    EMPLOYEES IN   PRICE     PRICE   EXPIRATION  PRESENT
          NAME             (#)(1)    FISCAL YEAR  ($/SHARE) ($/SHARE)    DATE    VALUE $(2)
- ------------------------ ----------  ------------ --------  --------- ---------- ----------
Paul M. Pankratz........   48,000(3)     17.4%    $33.300    $37.000   11/15/03  $1,035,840
Ralph W. Boeker.........   30,000(4)     10.9%    $28.130    $31.000    1/11/03  $  540,000
                           35,000(3)     12.7%    $33.300    $37.000   11/15/03  $  755,300
Jon R. Peele............    7,500(3)      2.7%    $33.300    $37.000   11/15/03  $  161,850
Trond Aschehoug.........        0           0%        --         --         --   $        0
Wallace C. Dieckmann....        0           0%        --         --         --   $        0

- --------
(1) There are currently no SARs outstanding.

(2) These potential values were calculated using the Black-Scholes Option Valuation method. The Black-Scholes Option Valuation Method used does not take into account the negative effect on value of the lack of transferability, vesting restrictions and potential loss of the option upon termination of employment and therefore overstates the value of an executive's stock option. The assumptions used under the Black-Scholes model include a volatility of 26.5 percent based on one-year historical volatility of the Common Stock ending February 28, 1994; a risk-free rate of 6.67 percent based on the ten-year zero coupon treasury bond and a dividend yield of 0.0 percent based on the current dividend rate and an option term equal to the full ten-year stated option term. These potential values have not and may never be realized. The underlying options have not been, and may never be, exercised. The actual value of these options (if any) will depend upon the value of Common Stock on the date of exercise (if any).

(3) The grant date is 10 years prior to the expiration date noted in the table. The shares of Common Stock covered by each such option vests and becomes exercisable on the first anniversary of the grant date.

(4) The grant date is 10 years prior to the expiration date noted in the table. One-third of the shares of Common Stock covered by each such option vests and becomes exercisable on the first, second and third anniversaries of the grant date.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table summarizes for each of the named executive officers the number of shares of Common Stock received upon exercise of stock options, if any, during 1993, the aggregate dollar value realized upon exercise, the total number of shares of Common Stock with respect to which unexercised options were held as of December 31, 1993, if any, and the aggregate dollar value of in-the-money, unexercised options held as of December 31, 1993.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEARAND FY-END OPTION/SAR VALUES

                                                NUMBER OF
                                               UNEXERCISED
                                              OPTIONS/SARS
                           SHARES               AT FY-END       VALUE OF UNEXERCISED
                         ACQUIRED ON  VALUE      (#)(1)     IN-THE-MONEY OPTIONS/SARS AT
                          EXERCISE   REALIZED EXERCISABLE/         FY-END ($)(1)
          NAME               (#)        ($)   UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(2)
          ----           ----------- -------- ------------- ----------------------------
Paul M. Pankratz........        0    $      0 66,000/48,000      $1,093,680/$93,600
Ralph W. Boeker.........        0    $      0      0/65,000               0/281,850
Jon R. Peele............   26,000    $423,180 20,000/27,500          85,250/344,925
Trond Aschehoug.........        0    $      0   3,000/6,000          51,390/102,780
Wallace C. Dieckmann....    4,000    $ 73,520 13,242/10,358         101,887/152,803

- --------
(1) There are currently no SARs outstanding.
(2) These potential values have not been and may never be, realized. The underlying options have not been, and may never be, exercised; actual gains, if any, on exercise will depend on the value of Common Stock on the date of exercise, if any.

COMPANY BENEFIT PLANS

  Employee Retirement Savings Plan. The Company provides a Retirement Savings Plan (the "401(k) Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The 401(k) Plan became effective April 1, 1988, and covers all of the Company's employees who have completed one year of service with the Company. Under the 401(k) Plan, the Company is obligated to contribute 1% of each participating employee's eligible compensation and to match 50% of the first 6% of the employee's contributions. In addition, the Company may also make discretionary contributions. In fiscal year 1993, the Company made no such discretionary contributions.

  Employees' Pension Plan. The Magma Power Company Pension Plan (the "Pension Plan") covers all of the Company's full-time regular employees who have completed one year of service with the Company. The Pension Plan was effective as of January 1, 1990. It is a qualified plan pursuant to Section 401(a) of the Code. Under the Pension Plan, the Company is obligated to contribute an amount equal to 6% of the eligible compensation of each of the participants in the Pension Plan.

  Executive Supplemental Plan. The Company maintains a Special Supplemental Retirement Plan covering a select group of management and upper level employees. The Supplemental Plan is an unfunded nonqualified plan under Section 401(a) of the Code. It is designed to receive certain allocations of funds that could not be contributed to the participants' 401(k) Plan or Pension Plan accounts under current tax law limitations. Additionally, under the Supplemental Plan, participating employees may defer income, and the Company may also allocate amounts such as discretionary contributions.

  1987 Stock Option Plan. The Magma Power Company 1987 Stock Option Plan (which is a Rule 16b-3 Plan) provides that options to purchase an aggregate of 1,000,000 shares of the Company's Common Stock may be granted to salaried employees and consultants of the Company and its subsidiaries, as selected by the Option Sub-Committee of the Compensation Committee. The purchase price which must be paid for stock on exercise of an option granted under the 1987 Stock Option Plan will be fixed by the Option Sub-Committee when the option is granted, but such price may not be less than 90% of the fair market value of the stock on the grant date and must be at least 100% of such fair market value for any option intended to be an "incentive stock option" under federal tax law. It is unlikely that additional grants will be made under the 1987 Plan due to the approval of the 1994 Equity Participation Plan by the Company's stockholders at the 1994 Annual Meeting.

  1994 Equity Participation Plan. The Company adopted the 1994 Equity Participation Plan for the benefit of key employees, consultants and directors. Not more than 1,000,000 shares of Common Stock (or their equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights ("SARs") and other awards or upon vesting of restricted or deferred stock awards at the discretion of the Compensation Committee of the Board. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. The exercise or purchase price for all options, SARs, restricted stock and other rights to acquire Company Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee, be paid in whole or in part in Common Stock of the Company owned by the optionee (or issuable upon exercise of the option) and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased. The Committee may also provide, in the terms of an option or other right, that the purchase price may be payable within thirty days after the date of exercise. The Committee may also authorize other lawful consideration to be applied to the exercise or purchase price of an award. This may also include services rendered, or the difference between the exercise price of presently exercisable options and the fair market value of the Common Stock covered by such options on the date of exercise.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  In November 1993 the Compensation Committee determined that, in order to attract and retain key executives of the Company, from time to time it would be in the Company's best interests to enter in to "change in control" agreements with key executives. The Compensation Committee authorized the Company to enter into agreements subject to the following parameters:

  (i)provision for up to two times base and bonus salary;
  (ii)accelerated vesting of options; and
  (iii)continuation of health and insurance benefits.

  Each of the items referred to in (i) through (iii) would be triggered by a Change in Control (as defined below) of the Company followed by termination of the relevant officer's employment by the Company within a specified period, other than for cause, disability or retirement.

  On September 15, 1994 the Company entered into change in control agreements with each of its six current executive officers (Paul Pankratz, Chairman of the Board, Ralph Boeker, President and Chief Executive Officer, Jon Peele, Executive Vice President, General Counsel and Secretary, Ken Kerr, Senior Vice President--Commercial Development, Trond Aschehoug, Vice President--North American Operations, and Wallace Dieckmann, Vice President and Chief Financial Officer) ("Agreement I") and with nine other officers (Tom Hinrichs, Vice President--Government Affairs, David Olsen, Vice President--Marketing, Jim Runchey, Vice President--Human Resources and Administration, Russ Tenney, Vice President--Asian Operations, Steve Jaye, Vice President--Legal Affairs, Mark Robinson, Vice President-- Business Development, Paul Zapf, Corporate Controller, Joe Asiala, Director--Resource Development and Management, and Jim Turner, Director--Engineering and Technology) ("Agreement II").

  The agreements provide for certain severance payments to those officers in the event of the termination of their employment following a Change in Control of the Company, consistent with the enabling resolutions passed by the Compensation Committee in the fall of 1993. Each agreement has a term expiring on December 31, 1997, renewable at the end of such term if mutually agreed to by the officer and the Company.

  Agreement I provides that if the officer's employment is terminated by the Company for any reason other than for Cause, Disability or Retirement (as such terms are defined in Agreement I) or by the officer for Good Reason (as such term is defined in Agreement I) within two years following a Change in Control (as such term is defined below), (i) the Company will pay the officer, within 30 days of the date of termination, a cash payment (the "Severance Payment") equal to 200% of the sum (the "Sum") of (A) the officer's base salary for the twelve months immediately preceding the Change in Control and (B) the officer's entire targeted bonus payable under the Company's Management Incentive Bonus Plan or other executive bonus plan then in effect and (ii) all Magma deferred shares or similar Magma securities and all options to purchase Magma securities then held by the officer shall immediately vest. The Company will continue to provide the officer and his or her dependents group life and health insurance benefits substantially the same as those in effect immediately prior to the Change in Control, increased to the extent that such benefits are increased following the Change in Control, for 24 months following the officer's date of termination. In the event that any payments or benefits under the agreement would not be deductible (in whole or in part) by the Company as a result of the application of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Severance Payment will be reduced until no portion of the Severance Payment and benefits is not deductible as a result of Section 280G of the Code.

  Agreement II provides the same level of payments and benefits as provided in Agreement I except that the Severance Payment shall equal 100% of the applicable Sum and that health insurance benefits shall be provided for 12 months following a Change in Control.

  The aggregate severance payments that would be payable under these 15 agreements as of November 16, 1994 is approximately $4.6 million.

  A "Change in Control" shall be deemed to have occurred (i) in the event of the acquisition by any person, together with its affiliates, of beneficial ownership of capital stock of the Company possessing 30% or more of the combined voting power of the Company outstanding capital stock, (ii) if within any two-year period, the majority of the members of the Board of Directors of Magma (the "Magma Board") were to be comprised of individuals other than those who were members at the beginning of such period, unless the members elected during such period were approved by a majority of the Magma Board in office immediately prior to the beginning of such period, (iii) if all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons or (iv) if the Company is merged with or into another corporation or another corporation is merged into the Company with the effect that immediately after such transaction the shareholders of the Company immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving such transaction.

  At a regularly scheduled Board of Directors meeting held on September 20, 1994, the Compensation Committee authorized a change to the definition of "Good Reason" in these agreements, the effect of which would allow a covered executive to resign for "Good Reason" if, after a Change in Control, the executive were required to relocate more than 50 miles from his then current place of employment.

  The foregoing description is qualified in its entirety by reference to the agreements, copies of which are available, without charge, upon written or oral request, to Magma Power Company, 4365 Executive Drive, Suite 900, San Diego, California 92121 (telephone number (619) 622-7800), Attn: Jon R. Peele.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

  As members of the Compensation Committee, it is our duty to oversee the Company's overall compensation programs to ensure compliance with the Company's compensation philosophy, to evaluate the performance of the Chief Executive Officer (CEO), review the performance of the executive management group, establish the compensation level of the CEO, review compensation levels for the executive management group, and consider related matters.

  The compensation programs of the Company are designed to align executive officers' compensation with the strategic goals and performance of the Company. The Compensation Committee strives to develop and administer programs that will:

  . Attract and retain key executive officers critical to the long-term success of the Company;

  . Provide salary and total compensation levels for executive officers which are competitive with the median salary and compensation levels for the Company's competitors;

  . Motivate executive officers to enhance long-term stockholder value in the Company; and

  . Integrate the Company's compensation programs with its strategic planning and measurement processes.

  The compensation philosophy of the Company, which is endorsed by the Compensation Committee, is to provide salary and total compensation levels comparable to the median of the Company's compensation peer group, specifically, those publicly traded independent power producers and growth companies similar to the Company. This peer group includes substantially all of the members of the Industry Peer Group reflected in the 1993 Proxy Performance graph plus an additional group of publicly traded technology growth companies with annual revenues, growth history, and other performance and business characteristics similar to the Company but which may not directly compete with the Company in its independent power business. The compensation philosophy also calls for a substantial portion of the annual compensation of each executive officer to relate to, and be contingent upon the performance of the Company and the individual contribution of such executive officer to such performance. As a result, much of an executive officer's compensation is "at risk" with annual incentive bonus compensation amounting to a significant portion of total cash compensation.

  The Compensation Committee retained in 1993 the services of an outside executive compensation consulting firm to assist in the performance of its various duties. The results of the consulting firm's study disclosed that the Company's executive compensation levels, base salary, annual and long-term incentives, were below the median of its peer group. As such, the Committee approved a program to bring compensation levels in line with its philosophy over a two-year period. The Committee takes into account the Company's performance as well as the competitiveness of the Company's compensation levels to the comparable levels paid by the Company's compensation peer group.

  The base salary and target bonus for the Company's newly appointed Chief Executive Officer, Mr. Ralph W. Boeker, were based principally on his rights under his offer of employment as President of the Company as detailed in the letter dated January 20, 1993 (the "January 20, 1993 Letter"). On January 11, 1994, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that Mr. Boeker's base annual salary be increased to $300,000 concurrent with his appointment as the Company's Chief Executive Officer. This increase was based on the compensation survey data provided by the Company's executive compensation consulting firm and is in line with the Company's compensation philosophy to compensate at the median level of its peer group. The January 20, 1993 Letter also provided for (i) the grant by the Stock Option Committee to Mr. Boeker of 30,000 options under the Company's 1987 Stock Option Plan with an exercise price of 90% of the fair market value of the Common Stock on the grant
- --------
* Neither this Report nor the Performance Graph set forth below shall be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended (the "1933 Act") or the 1934 Act, except to the extent that the Company specifically incorporates the same by reference.

date and with three years vesting and (ii) the grant of 5,000 shares of restricted Common Stock vesting 1,000 shares on date of hire and 1,000 shares per year on the succeeding four anniversaries of the date of hire. The terms of the January 20, 1993 Letter were designed to provide Mr. Boeker with total compensation levels comparable to the median of the Company's compensation peer group.

  The base salary and target bonus for the Company's former Chief Executive Officer and current Chairman of the Board of Directors, Mr. Paul M. Pankratz, were unchanged from the levels reported last year.

  Under the Company's annual management incentive bonus plan, bonuses are based one-half on the individual's performance and one-half on the performance of the Company, with target bonuses of approximately 35% to 50% of total cash compensation, except in extraordinary circumstances. The Company's performance for purposes of compensation decisions is measured under the annual incentive bonus plan against goals established for a given fiscal year by the Compensation Committee. The 1993 goals consisted of performance objectives for both the individuals and the Company. Company performance was measured by actual 1993 income before taxes (net income plus provision for taxes) compared to targeted 1993 income before taxes ("IBT"). In 1993 the Company materially exceeded the targeted IBT goal and in 1992, the Company substantially met the targeted IBT objective. The Committee evaluated individual performance, so that, on average, together with the over achievement on Company performance, total 1993 annual incentive bonuses represented approximately 43% of total cash compensation for the executive officers. In assessing the individual performances of Messrs. Pankratz and Boeker, the Committee was influenced by
(a) the successful integration of the acquired geothermal assets from Union Oil of California into the Company's operation, (b) the successful consummation of an energy conversion agreement with the Philippine National Oil Company for a 231 MW (gross) geothermal generating facility on the island of Leyte, and (c) the Company's record results in 1993 with net income up 51% and revenues 53% greater than the previous year.

  In addition to the annual incentive bonus plan, the Company's 1987 Stock Option Plan is an integral part of the Company's long-term compensation program. Such long-term compensation is designed to encourage and create ownership and retention of the Company's stock by key employees and to provide incentives to increase the profits and long-term profitable growth of the Company. This program is designed to align the long range interests of key employees with those of the stockholders. The 1987 Stock Option Plan is administered by the Option Sub-Committee of the Compensation Committee. In November of 1993, under the 1987 Stock Option Plan, Mr. Boeker was granted by the Option Sub-Committee a performance award of 35,000 options, and Mr. Pankratz was granted by the Option Sub-Committee a performance award of 48,000 options, all at an exercise price of 90% of the fair market value of the Common Stock on the grant date. Such options were based on an evaluation of these executives' performance and their contributions to the Company, their options granted previously, and the long-term compensation and total compensation levels provided at the Company's compensation peer group. Such options fully vest one year after the grant date. In addition, Jon R. Peele received 7,500 options fully vested after one year from the date of grant. These option grants were structured to provide these executive officers with total compensation levels comparable to the median of the Company's compensation peer group.

                                          Roger L. Kesseler, Chairman
                                          Bent Petersen
                                          James D. Shepard

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1993 were Mr. Kesseler, Mr. Petersen and Mr. Shepard. As of the Record Date, the members of the Compensation Committee are Messrs. Kesseler, Pankratz, Roach and Shepard, with Messrs. Roach and Shepard serving as members of the Option Sub-Committee. Mr. Shepard is a former Vice President and Treasurer of the Company.

                               PERFORMANCE GRAPH

  The Performance Graph below shows changes over the past five years in the value of $100 invested in (a) the Common Stock of the Company; (b) an industry peer group of publicly-traded, non-utility companies in the independent power generation industry compiled by the Company; and (c) the Standard & Poor's MidCap 400 Index. The Bridge Information Services Utilities & Electric Index shown in 1992 is no longer available for the Performance Graph.

  The year-end values of each of such investments are based on share price appreciation plus dividends paid in cash, with such dividends reinvested on the date they were paid. The calculations of such values exclude trading commissions and taxes. The industry peer group calculations reflect weighted average total returns for the entire group.

                        PERFORMANCE GRAPH APPEARS HERE

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
               AMONG MAGMA POWER COMPANY, PEER GROUP INDEX, S&P
                      MIDCAP 400 AND ADJUSTED PEER GROUP


                             Magma
Measurement Period           Power                       S&P           Adjusted
(Fiscal Year Covered)        Company        Peer Group   Midcap 400    Peer Group
- -------------------          ----------     ---------    ----------    ----------
12/30/88                     $100           $100         $100          $100
12/29/89                     $159           $132         $135          $132
12/31/90                     $144           $100         $129          $100
12/31/91                     $157           $129         $193          $129
12/31/92                     $205           $113         $215          $113
12/31/93                     $224           $118         $245          $122

- --------
(1) Stock price performance shown is not necessarily indicative of future price performance.
(2) Industry peer group includes: The AES Corporation; California Energy Company, Inc.; Destec Energy, Inc.; O'Brien Environmental Energy, Inc.; and Ogden Projects, Inc.
(3) Adjusted Industry peer group includes: The AES Corporation; California Energy Company, Inc.; Destec Energy, Inc.; Kenetech Corp.; O'Brien Environmental Energy, Inc.; Ogden Projects, Inc.; and Sithe Energies, Inc. Both of the two companies added to this adjusted industry peer group (Kenetech Corp. and Sithe Energies, Inc.) became publicly traded for the first time in 1993.

                                  SCHEDULE IV

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Dow Services. Under two technical services agreements between the Company and Dow, Dow agreed to furnish certain technical and other services in connection with the operation of the Company's geothermal power plants. The Company, in turn, agreed to pay for such services in cash payments or through the issuance of previously authorized but unissued shares of Common Stock. In 1993, the Company entered into a new agreement with Dow (the "1993 Technical Services Agreement") which amends, restates and supersedes the prior technical services agreements. Under the 1993 Technical Services Agreement, Dow has agreed to provide technical services for the Company's geothermal power plants until January 1, 2000. The Company, in turn, has agreed to make payments for such technical services in the amounts of $575,000 for 1993 and $550,000 for 1994 and thereafter in annual amounts reduced by $50,000 each year to $300,000 for 1999. Such annual payments entitle the Company each year to receive technical services from Dow equivalent in value to such year's payment, invoiced at Dow's internal interdepartmental charge rates. The Company may obtain additional technical services from Dow (if available), invoiced and paid for by the Company at such scheduled rates. The Company is also entitled to receive from Dow technical services for additional power plants by increasing the annual payments to Dow by $50,000 for each such plant, subject to certain limitations. Payments under the 1993 Technical Services Agreement are to be made exclusively in cash--there is no provision for payment in Company Stock. In 1993, the Company paid Dow $575,000 under the 1993 Technical Services Agreement. In addition, in March 1994 the Company signed a five-year agreement (the "1994 Engineering and Construction Management Services Agreement") with Dow Engineering Company ("DEC"). Under the Agreement, DEC will provide engineering, procurement and construction management services to Magma, including process engineering, project design, procurement and construction management services for Magma's existing and future geothermal power projects in North America. The Company believes that the 1993 Technical Services Agreement and the 1994 Engineering and Construction Management Services Agreement are on terms at least as favorable to the Company as would be available from an unaffiliated third party.

  Dow Options. In October 1993 the Company acquired at a discount Dow's option to purchase for an exercise price of $21 per share two million shares of Magma Common Stock. Magma purchased the options for 857,143 shares of newly issued and unregistered shares of its stock (the "Dow Shares"). The closing price of Magma's common stock on the date the acquisition was consummated was $38.50 per share. J.P. Morgan Securities Inc. was retained by an independent committee of the Company's Board of Directors to assist in valuing the option. Under the Option Surrender Agreement, Dow agreed not to sell the newly issued shares before September 30, 1994 (the "Lock-up"). The purposes for this acquisition included lessening the magnitude of the overhang caused by the two million shares subject to the option. The newly issued shares did not materially impact the Company's 1993 earnings per share calculations since the option shares were already reflected in the number of shares used in calculating primary earnings per share.

  On July 26, 1994, the Company agreed to release Dow from the Lock-up in consideration of Dow's agreement to (i) sell the Dow Shares in a single block transaction in a private placement outside of the Nasdaq National Market, (ii) cause the purchaser of the Dow Shares to agree in writing to refrain from reselling the Dow Shares until after September 29, 1994 and (iii) give the Company the opportunity to review the final form of any Dow public disclosure regarding this matter at least three business days prior to public release or filing.

  On September 12, 1994, Dow sold 857,143 shares of Common Stock to Garantia Banking Limited, a Bahamian corporation ("Garantia"), for $24,214,289.75. On September 12, 1994, Dow acquired an option (the "Option") to purchase 857,143 shares of Common Stock from Garantia for an exercise price of $24,214,289.75. The Option was acquired in consideration of $150,000. On September 30, 1994, Dow exercised the Option in full and reacquired the 857,143 shares from Garantia for $24,214,289.75.

  Following these transactions, Dow holds over 5 million shares of Magma Common Stock, approximately 4 million of which are currently held in escrow for exchangeable notes (see below). By virtue of such remaining percentage ownership of the Common Stock, Dow may still be deemed to control the management and policies of the Company. According to Dow's Schedule 13D currently on file with the Commission, the Common Stock held by Dow is held for investment purposes.

  1993 Stock Offering. Pursuant to a registration rights agreement, Dow requested that the Company facilitate a registered public offering by Dow of certain of its shares of Magma Common Stock. Accordingly, the Company filed, and in June 1993 the SEC declared effective, a registration statement covering the sale by Dow of 3,635,000 shares of Company Common Stock and the sale by J.
P. Morgan & Co. Incorporated of 365,000 shares of Company Common Stock. Pursuant to the registration rights agreement, the Company paid the first $100,000 of its accounting, printing, legal and other expenses of the offering, and the two selling shareholders paid the remainder of such expenses.

  1991 Stock Offering. In April 1991, the Company registered 4,000,005 shares (the "Registered Shares") of Common Stock owned by Dow. The Registered Shares were placed in escrow by Dow for delivery upon exchange of the Notes. The Notes are exchangeable at any time into shares of Common Stock at an exchange rate of
26.6667 shares per $1,000 principal amount of the Notes. Dow retains the right to vote the shares placed in escrow. A registration statement covering the Registered Shares (the "Registration Statement") was filed by the Company on behalf of Dow pursuant to existing registration rights agreements between the Company and Dow. The Company has agreed to keep the Registration Statement current until the earlier of (i) the maturity of the Notes in 2001 or (ii) the date on which all of the Notes have been exchanged or redeemed. The Company and Dow have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act in connection with the Registration Statement and another registration statement concurrently filed by Dow in connection with its issuance of the Notes.

  Aschehoug Home Purchase. In September 1994, the Company sold a residential home to Mr. Aschehoug and his wife (the "Aschehougs") for $250,000. The purchase price of $250,000 was determined by an independent appraisal of the property. The Aschehougs financed the purchase with a 90-day note (the "Note") from the Company in the amount of $200,000 bearing interest at a rate of 6.49% per annum. In November 1994, the Aschehougs refinanced the Note and paid the Company in full.

  Kerr Relocation Loan. In July 1993, the Company made an interest-free employee relocation loan (the "Loan") to Mr. Kerr and his wife (the "Kerrs") in the amount of $100,000 for the purpose of financing the purchase of a new residence. The Loan is secured by a deed of trust granted by the Kerrs to the Company relating to their new residence. Mr. Kerr is obligated to make annual reduction payments on the Loan in an amount equal to one-half the annual cash bonus paid to him for services rendered in the preceding fiscal year, less any taxable portion thereof. Currently, $77,000 remains outstanding under the Loan and the final balance is due and payable in full on July 16, 1998.

  Halliburton Services. Halliburton Energy Services ("Halliburton Energy") provides Magma Operating Company, a subsidiary of the Company, with various maintenance services for the Company's well fields. Mr. Coleman is the Executive Vice President and General Counsel of Halliburton Company, the parent of Halliburton Energy. While the terms by which Halliburton Energy provides services are currently determined on a case-by-case basis, Magma Operating Company is considering negotiating a long term maintenance service agreement with Halliburton Energy. For the nine-month period ended September 30, 1994 and for fiscal 1993, Magma Operating Company made payments to Halliburton Energy of approximately $225,000 and $700,000, respectively.

                            OPPOSITION SOLICITATION
                              MAGMA POWER COMPANY
             THIS REVOCABLE OPPOSITION IS SOLICITED BY THE BOARD OF
                        DIRECTORS OF MAGMA POWER COMPANY

  The undersigned, acting with regard to all shares of common stock, par value $0.10 per share ("Shares"), of Magma Power Company, a Nevada corporation (the "Company"), which the undersigned is entitled to vote as of November 7, 1994, hereby OPPOSES the requesting of the call of a special meeting (the "Special Meeting") of the stockholders of the Company to consider and vote on the "Special Meeting Proposals" described in the Request Solicitation Statement of California Energy Company, Inc. ("California Energy") and CE Acquisition Company, Inc., dated November 4, 1994 under the heading "THE SPECIAL MEETING PROPOSALS", and the request that the record date for the Special Meeting and the date of the Special Meeting be designated by California Energy.

- --------------------------------------------------------------------------------

[_] OPPOSE           [_] REQUEST            [_] ABSTAIN
    the                  the calling
    requesting           of the
    of the call          Special
    of the               Meeting, and
    Special              the
    Meeting, and         designation
    the                  of the
    designation          record date
    of the               for, and the
    record date          date of, the
    for, and the         Special
    date of, the         Meeting by
    Special              California
    Meeting by           Energy
    California
    Energy

- --------------------------------------------------------------------------------
  MAGMA POWER COMPANY STRONGLY RECOMMENDS THAT YOU OPPOSE THE REQUESTING OF THE CALL OF THE SPECIAL MEETING, AND THE DESIGNATION OF THE RECORD DATE FOR, AND
THE DATE OF, THE SPECIAL MEETING BY CALIFORNIA ENERGY.

  IF A GOLD OPPOSITION CARD IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A DECLARATION OF OPPOSITION TO THE REQUESTING OF THE CALL OF THE SPECIAL MEETING, AND THE DESIGNATION OF THE RECORD DATE FOR, AND THE DATE OF, THE SPECIAL MEETING BY CALIFORNIA ENERGY.

                                Dated: __________________________________, 1994


                                -----------------------------------------------
                                                   Signature


                                -----------------------------------------------
                                          Signature (if jointly held)


                                Title:_________________________________________
                                      Please sign exactly as your name appears hereon. When shares are held by joint ten-ants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

  PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE INCLUDED.